Exhibit 10.16

Employee Stock Option Plan

The shareholders of IQM Finland Oy (“the Company”) made a resolution at the Annual General Meeting held on 4 June 2019 to implement an Employee Stock Option Plan (“ESOP”) directed at the Company’s Key Personnel. The shareholders authorised the IQM Finland Oy’s Board of Directors to determine the terms of the ESOP. This document defines the terms and conditions of the ESOP.

Attachments:

Attachment 1: Subscription List

1.	The Purpose of the ESOP

1.1.

Purpose. With the ESOP, the Company encourages its key personnel to work long-term to increase shareholder value and strives to strengthen their commitment to the company by providing a competitive incentive scheme in stages over the next 10 years. Under the ESOP, the Company may grant to the members of the Board of Directors, directors, advisors, and employees appointed by its Board of Directors the right to subscribe Stock Options, which the Key Person may exercise to purchase Company A-shares (“Shares”) four (4) years after the respective subscription of the Stock Options.

1.2.

Number of Stock Options. The Company grants a maximum of 32,000 Stock Options, each of which entitles to subscribe one (1) new Share of the Company (“Stock Option”). The Company issues 32,000 new Shares under the ESOP, which shall initially be owned by the Company. In respect of Stock Options, the Company registers the corresponding special rights with the Finnish Patent and Register Office.

1.3.

Total division of shares. The Shares offered under the ESOP represent approximately 10% of the total number of issued shares prior to the share issue and approximately 5% of the total number of issued shares after redemption of the Stock Options and the finalization of the Institutional Seed Investment round, provided that all Stock Options are subscribed and exercised.

2.	Persons authorized to subscribe Stock Options

2.1.

Distribution of Stock Options. The Board of Directors decides on the distribution of Stock Options to Key Personnel employed or recruited by or otherwise rendering services to the Company (Later “Key Person” or “Key Personnel”). The Board of Directors shall also decide on the redistribution of the Stock Options that have subsequently been returned to the Company.

2.2.	Stock Option offer table. The Board of Directors grants Stock Options according to the following table

Category	Key Person	Options to issue
1	Any new employee	500
2	IP-generating employee	1000
3	Team Leader or “Head of”	2000
4	Hire no matter what	TBD

2.3.

Weighty Financial Reason. Deviation from the shareholders’ pre-emptive right has a weighty financial reason within the meaning of Chapter 10, Section 1, Subsection 1 of the Limited Liability Companies Act, as the Company needs the ESOP to commit to the Company the Board members, advisors and key employees who are essential to the Company’s long-term success.

2.4.

Non-compensation. Stock Options are not part of the employment or service contract of the Key Personnel and are not considered salary or fringe benefits. The Key Personnel do not have the right to receive any compensation in connection with the Stock Options during or after the end of the employment relationship. The Key Personnel are themselves responsible for all taxes and tax consequences associated with the acquisition or exercise of the Stock Options.

2.5.

Non-transferability. The Stock Options are personal and not transferable and cannot be pledged. However, the vested Stock Options and the rights and responsibilities they carry transfer to the death estate of the Key Person. The estate may not transfer the Stock Options.

2.6.	Employee Stock Option Agreement. Key Personnel to whom the right to subscribe Stock Options are granted shall sign the Employee Stock Option Agreement.

IQM Finland Oy Vaisalantie 6C 02130 Espoo, Finland	info@meetiqm.com +358 505 696 439

3.	Subscription and prices

3.1.	Subscription free of charge. The Stock Option subscription is free of charge.

3.2.

Subscription Period. The subscription will open on 1.9.2019, ending 1.9.2029 (“Subscription Period”). The Board of Directors may issue subscription rights in stages during the Subscription Period. The Board of Directors may decide on the persons authorized to subscribe for the Stock Options, the number of Stock Options and the Strike Price.

3.3.

Subscription List. Key Person wishing to subscribe to Stock Options shall record their name and the number of Stock Options subscribed at the subscription list (Attachment 1) held at the Company’s office during the Subscription Period.

3.4.

Registration of special rights. The Stock Options carry a special right which may be exercised to purchase a Share of the Company. The special rights are registered with the Finnish Patent and Registration Office by the Company.

4.	Exercising of Stock Options to purchase shares

4.1.	Exchange ratio. Each subscribed Stock Option may be exercised to purchase one (1) Share of the Company subject to the terms of this Agreement.

4.2.

Stock Option Exchange Period. The right to exercise Stock Options to purchase Shares begins four (4) years after their subscription. The first Stock Options may be exercised no earlier than 1.9.2023 and the Stock Options shall be exercised at latest by 30 June 2029 (“Exchange Period”).

4.3.

Accelerated Exchange Period in case of IPO or Trade Sale. The Exchange Period shall be accelerated under the following circumstances. The Exchange Period begins immediately and lasts for 14 days if a) the Company is listed on the Helsinki Stock Exchange (NASDAQ OMX) or other well-known stock market; or b) the Company merges, reorganizes its operations or otherwise disposes of more than 50% of the shares in one transaction; or c) the Company sells or exchanges all or a significant portion of the Company’s assets for cash or other consideration; or d) the Company’s shareholders sell, exchange or otherwise dispose of more than 50% of the Company’s share capital.

IQM Finland Oy Vaisalantie 6C 02130 Espoo, Finland	info@meetiqm.com +358 505 696 439

4.4.

Strike Price. The Strike Price is the price which the Key Personnel must pay when exercising the Stock Options to purchase Shares. The Board of Directors determines the Strike Price for each subscription. The Strike Price is at least 38,65 euros and not more than 150 euros. The Strike Price is based on the Company’s current valuation and the need to engage Key Personnel to strive towards its increase. The Board of Directors marks the Strike Price in the Stock Option Subscription List. Key Personnel must pay the Strike Price when exercising the Stock Options to purchase Shares.

4.5.

Registration and payment of shares. The Company shall maintain the Subscription and Exchange List as of the commencement of the Exchange Period of the Stock Options until the end of the Exchange Period or until all the Key Personnel have exercised all the Stock Options under this ESOP. Key Personnel exercising Stock Options must a) notify the Board of Directors of their intent to exercise the Stock Options; b) register their name and the number of Shares to be purchased in the Exchange List; and c) pay the Strike Price to the Company’s account during the Exchange Period no later than two (2) weeks from the registration and present a receipt for the Strike Price payment to the Board of Directors

4.6.

Accession to Shareholders’ Agreement. According to the Articles of Association, the Board of Directors may impose conditions on the acquisition of shares. Key Person must meet these conditions before exercising of the right to purchase of the Company’s shares. Such conditions may include, for example, joining the Shareholders’ Agreement and the Minority Shareholders’ Vote Pooling Agreement.

4.7.	A-shares only. The Stock Options may only be used to purchase Company A-shares.

4.8.	No certificates. The Company does not provide a separate certificate of Stock Options or Shares.

IQM Finland Oy Vaisalantie 6C 02130 Espoo, Finland	info@meetiqm.com +358 505 696 439

4.9.

No obligation to purchase. The Key Person has no obligation to exercise the Stock Options to purchase shares. If the Key Person does not exercise the right to purchase the Company’s shares on the basis of the Stock Option during the Exchange Period, the Stock Options expire.

5.	Vesting of the Stock Option

5.1.

Goal of the vesting arrangement. This Section’s vesting terms serve the purpose of this Policy. The monthly vesting of the Stock Options serves to incentivize the Key Personnel to remain employed or in service with the Company. The Key Personnel’s respective Stock Options become exercisable over time, as only vested Stock Options may be exercised to purchase Shares. The Company no longer has the need to grant incentives to Key Personnel who leave the Company. For this reason, the Company may redeem unvested Stock Options of leaving Key Personnel according to the terms of Section 5.7.

5.2.	Vesting schedule. The Stock Options shall initially be unvested. The Stock Options shall vest over four (4) years, according to the following schedule:

On the first (1st) anniversary of the Key Person’s subscription to the Stock Options (“Cliff Date”), 1/4ths of the Stock Options subject to vesting shall become vested; and

On the last day of each calendar month following the Cliff Date, an amount of unvested Stock Options equal to 1/48ths of the total Stock Options subject to vesting shall become vested until all unvested Stock Options have become vested.

The Stock Options shall have become fully vested three full years after the Cliff Date.

5.3.

No fractions. No fractional Stock Option may vest. In case of a fractional Stock Option becoming vested, the amount of Stock Options to become vested shall be rounded up to the nearest whole number of Stock Options.

5.4.

Service requirement. The vesting of the Stock Options is tied to the current position of the Key Person as an employee, advisor or director of the Company. Stock Options shall cease to vest on the date when the employment or service relationship of the Key Person has ended.

IQM Finland Oy Vaisalantie 6C 02130 Espoo, Finland	info@meetiqm.com +358 505 696 439

5.5.

Accelerated vesting in case of IPO or Trade Sale. All unvested Stock Options held by the Key Person shall automatically and immediately vest in full if a) the Company is listed on the Helsinki Stock Exchange (NASDAQ OMX) or other well-known stock market; or b) the Company sells or exchanges all or a significant portion of the Company’s assets for cash or other consideration; or c) the Company merges, reorganizes its operations or otherwise disposes of more than 50% of the Company’s shares in one transaction; or d) the Company’s shareholders sell, exchange or otherwise dispose of more than 50% of the Company’s share capital.

5.6.

Good Leaver / Bad Leaver. The Company’s Right of Redemption under Section 5.7. is based on the terms that the Key Person’s employment or service relationship with the Company ends with (See Sections’ 5.8. and 5.9. effects of leaver status on vesting). The Key Person shall be deemed a Good Leaver if the employment or service relationship of the Key Person is terminated (irrespective of any applicable notice period) by any party due to the Key Person’s death, statutory retirement or permanent incapacity to work; or by the Company a) on grounds not relating to the Key Person (i.e., due to economic reasons); or b) in breach of applicable Laws; or c) with respect to the managing director, without cause; or d) upon decision by the Board of Directors.

In all other events of termination of the employment or service relationship of the Key Person, the Key Person shall be deemed a Bad Leaver.

5.7.

Redemption of Stock Options. If the employment or service relationship of the Key Person terminates for any reason, the Company shall have the right but no obligation to redeem unvested Stock Options owned by the parting Key Person. Unvested Stock Options shall automatically be redeemed by the Company by the end of the calendar month following the respective Stock Options becoming or remaining unvested. The Company may forego the redemption by giving written notice to the Key Person.

5.8.

Good Leaver melting. In case of a Good Leaver, 75% of the then vested Stock Options which are not exercised of the parting Key Person shall become unvested over the course of two (2) years after the date of termination, according to the following schedule:

IQM Finland Oy Vaisalantie 6C 02130 Espoo, Finland	info@meetiqm.com +358 505 696 439

On the last day of each calendar month following the date of termination, an amount of vested Stock Options equal to 1/32th of the total vested Stock Options held by the Key Person shall become unvested, until 75% of the total Stock Options of the Key Person that had become vested by the date of termination, have become unvested.

The parting Key Person shall not be entitled to compensation for the redemption of their unvested Stock Options under Section 5.7.

For clarity, in case of a Good Leaver, the parting Key Person is still entitled to exercise their vested Stock Options during the Exchange Period.

5.9.

Bad Leaver melting. In case of a Bad Leaver, all the vested Stock Options of the parting Key Person shall immediately become unvested and the parting Key Person shall not be entitled to compensation for the redemption of their unvested Stock Options under Section 5.7.

5.10.	Exemption to vesting. The Board of Directors of the Company may grant an exemption to the vesting terms of this Policy to the Key Person.

6.	Status of Stock Options in certain situations

6.1.

Additional share issues. The Stock Options granted under this Policy do not entitle the Key Person to subscribe shares in share issues of the Company, nor do they grant any rights with respect to the granting of other special rights pursuant to another decision by the Company, or the distributing of the Company’s assets in the manner referred to in Chapter 13, Section 1, Subsection 1 of the Limited Liability Companies Act (624/2006) or acquiring the rights under Chapter 10 of the Limited Liability Companies Act.

6.2.

Mergers. In the case of a merger or demerger of the Company or in accordance with Chapter 18 of the Limited Liability Companies Act, the Key Person has the right to exercise all their Stock Options without undue delay after the Company makes a merger or demerger decision or when a legal redeemer declares to exercise its redemption right. Unused Stock Options will expire within one month of the Company’s decision.

IQM Finland Oy Vaisalantie 6C 02130 Espoo, Finland	info@meetiqm.com +358 505 696 439

6.3.

Distribution of dividends or funds. If the Company distributes dividends or funds from the unrestricted equity fund, the Strike Price of the share subscribed for with the Stock Option shall on the record date be reduced by the amount of distributed dividends or the amount of funds distributed from the unregistered equity fund, where such distribution has been decided upon after the commencement of the Strike Price determination period and before the share subscription.

6.4.

Distribution of share capital. If the Company reduces its share capital by distributing the share capital to the shareholders, the Strike Price of the share subscribed for with the Stock Option shall on the record date be reduced by the amount of distributed share capital, where such distribution has been decided upon after the commencement of the Strike Price determination period and before the share subscription.

6.5.

Stock Split. Any figures in this Agreement affected shall be appropriately adjusted to reflect any stock split or combination affecting the shares of the Company occurring after the date the Key Person has subscribed the Stock Options granted under this Agreement.

6.6.

Liquidation of the Company. If the Company is put into liquidation before the Key Person has exercised the Stock Options to purchase Shares, the Key Person will be given the opportunity to exercise the Stock Options and to purchase Shares within the time limit set by the Board of Directors. If the Company is removed from the register before the exercising of the Stock Options, the Key Person shall have equal rights with the shareholders.

IQM Finland Oy Vaisalantie 6C 02130 Espoo, Finland	info@meetiqm.com +358 505 696 439